ARTICLES OF AMENDMENT OF
GE INVESTMENTS FUNDS, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of
Virginia, states as follows:
1.		The name of the corporation is GE Investments
 Funds, Inc. (the Corporation).

2.		These Articles of Amendment amend the Corporations
 Articles of Incorporation, as amended and/or restated to date (the Articles of Incorporation), to change the name of the Corporation to State Street Variable Insurance Series Funds, Inc. (Amendment 1)
and to permit the board of directors to approve changes in the name of the Corporation without shareholder action (Amendment 2). Accordingly, the First Article of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

FIRST:  	The name of the corporation is State Street Variable
Insurance Series Funds, Inc. (hereinafter the Corporation). To the extent permitted by the Virginia Stock Corporation Act, the Board of Directors may, without shareholder action, amend these Articles of Incorporation to change the name of the Corporation.

3.		The foregoing amendments were adopted by the Corporation
on June 9, 2016 (Amendment 1) and September 22, 2016 (Amendment 2).

4.		The amendments were proposed by the board of directors
and submitted to the shareholders in accordance with the provisions of
 Title 13.1, Chapter 9 of the Code of
Virginia, and:
(a)	The designation, number of outstanding shares, and number of votes entitled to be cast by each voting group entitled to vote separately on the amendments were:

Designation                 GE Investments Funds, Inc.
Number of Outstanding Shares   145,182,715.789
Number of Votes                 145,182,697.634

 (b)		The total number of votes cast for and against
the amendments by each voting group entitled to vote separately on the amendments were:

Voting Group
GE Investments Funds, Inc. (Amendment 1)

Total Votes For              129,623,837.82
Total Votes Against            10,047,818.53
Abstained                      5,511,041.28

GE Investments Funds, Inc. (Amendment 2)

Total Votes For              118,220,823.87
Total Votes Against          21,486,028.15
Abstained                    5,475,845.61
(c)		The number cast for the amendments by each
 voting group was sufficient for approval by that voting group.


Executed in the name of the Corporation:

By: /s/JoonWon Choe

Date:  November 4, 2016
Name:  JoonWon Choe
Title:  Vice President and Secretary

SCC ID:  02563070

SUB-ITEM 77Q1(a): ARTICLES OF AMENDMENT